As filed with the Securities and Exchange Commission on July 24, 2014

Registration No. 333-194162

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-11
FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

UNITED DEVELOPMENT FUNDING INCOME FUND V

(Exact name of registrant as specified in governing instruments)

The United Development Funding Building
1301 Municipal Way, Suite 100
Grapevine, Texas 76051
(817) 835-0650
(800) 859-9338

(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Hollis M. Greenlaw, Esq.
Chairman and Chief Executive Officer
The United Development Funding Building
1301 Municipal Way, Suite 100
Grapevine, Texas 76051
(817) 835-0650, (800) 859-9338

(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Lauren Burnham Prevost, Esq. Seth K. Weiner, Esq. Morris, Manning & Martin, LLP 1600 Atlanta Financial Center 3343 Peachtree Road, N.E. Atlanta, Georgia 30326-1044 (404) 233-7000	Peter M. Fass, Esq. Proskauer Rose LLP Eleven Times Square New York, NY 10036 (212) 969-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

United Development Funding Income Fund V is filing this Pre-effective Amendment No. 2 (this “Amendment”) to the Registration Statement on Form S-11 (Registration No. 333-194162) (the “Registration Statement”) as a Part II-only filing to amend Item 36 of Part II of the Registration Statement to include Exhibit 23.3, Consent of Whitley Penn LLP. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the exhibit index. The prospectus contained in the Registration Statement is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting compensation, to be paid by us while issuing and distributing the common shares of beneficial interest being registered. All amounts are estimates and assume the sale of 37,500,000 shares except the registration fee and the FINRA filing fee.

SEC Registration Fee	$128,800
FINRA Filing Fee	150,500
Printing and Postage Expenses	3,050,000
Legal Fees and Expenses	1,100,000
Accounting Fees and Expenses	600,000
Blue Sky Fees	450,000
Advertising and Sales Literature Expenses	2,200,900
Shareholder Relations, Escrow and Transfer Agent Expenses	1,450,000
Other – Miscellaneous Expenses	4,067,900
Bona Fide Due Diligence Expenses	1,801,900
Total expenses	$15,000,000

Item 32. Sales to Special Parties

In connection with our incorporation, we issued 3,000 common shares of beneficial interest to American Realty Capital Residential Advisors, LLC for $60,000 ($20 per share) in a private offering on November 13, 2013, and we issued 7,000 common shares of beneficial interest to UDF Holdings, L.P. for $140,000 ($20 per share) in a private offering on November 20, 2013.

No selling commissions will be paid, but dealer manager fees will be paid, in connection with the sale of shares to investors whose contracts for investment advisory and related brokerage services with their broker-dealer include a fixed or “wrap” fee feature. If the investor has either engaged the services of a registered investment advisor or other financial advisor who will be paid compensation for investment advisory services or other financial or investment advice or is investing through a bank trust account with respect to which the investor has delegated the decision-making authority for investments made through the account to a bank trust department (collectively, an RIA sale), then the investor may agree with his participating broker-dealer to reduce the amount of selling commissions payable with respect to the sale of his shares down to zero. If no other broker-dealer is involved in connection with an RIA sale, then our dealer manager will act as the broker-dealer of record and execute the sale presented to us by the RIA. Our dealer manager will be paid the dealer manager fees associated with the sale and the net proceeds to us will not be affected by reducing the selling commissions payable in connection with such transaction. Any reduction in the amount of the selling commissions for these sales will be credited to the investor in the form of additional shares. Fractional shares will be issued.

Our executive officers and trustees, as well as officers and employees of our advisor entities, affiliates of our advisor entities, our dealer manager and their family members (including spouses, parents, grandparents, children and siblings) or other affiliates and “Friends,” may purchase shares offered in this offering at a discount. The purchase price for such shares will be $18.00 per share, reflecting no selling commission or dealer manager fees will be paid in connection with such sale. “Friends” means those individuals who have prior business and/or personal relationships with our executive officers, trustees or co-sponsors, including, without limitation, any service provider. The net offering proceeds we receive will not be affected by such sales of shares at a discount. Purchases by soliciting dealers, including their registered representatives and their immediate family, will be less the selling commission. Our executive officers, trustees and other purchasers of our shares described above will be expected to hold their shares purchased as shareholders for investment and not with a view towards resale. In addition, shares purchased by our dealer manager or its affiliates will not be entitled to vote on any matter presented to the shareholders for a vote relating to the removal of our advisor or any transaction between us and any of our trustees, our advisor entities or any of their respective affiliates. No trustee, officer or advisor or any affiliate may own more than 9.8% in value of the aggregate of our outstanding shares or more than 9.8% in number or value, whichever is more restrictive, of the aggregate of our outstanding common shares, unless exempted (prospectively or retroactively) by our board of trustees.

Our dealer manager may, at its sole discretion, enter into an agreement with a soliciting dealer participating in this offering, whereby such soliciting dealer may aggregate subscriptions as part of a combined order for the purpose of offering investors reduced aggregate selling commissions to as low as 1.0%, provided that any such aggregate group of subscriptions must be received from such soliciting dealer. Additionally, our dealer manager may, at its sole discretion, aggregate subscriptions as part of a combined order for the purpose of offering investors reduced aggregate selling commissions to as low as 1.0%, provided that any such aggregate group of subscriptions must be received from our dealer manager. Any reduction in selling commissions and marketing support fees would be prorated among the separate subscribers.

In connection with sales of certain minimum numbers of shares to a purchaser, volume discounts resulting in reductions in selling commissions payable with respect to such sales are available. Any such reduction will be credited by reducing the purchase price per share payable by the investor. The net proceeds to us will not be affected by volume discounts.

Item 33. Recent Sales of Unregistered Securities

In connection with our incorporation, we issued 3,000 common shares of beneficial interest to American Realty Capital Residential Advisors, LLC for $60,000 ($20 per share) in a private offering on November 13, 2013, and we issued 7,000 common shares of beneficial interest to UDF Holdings, L.P. for $140,000 ($20 per share) in a private offering on November 20, 2013. Such offerings were exempt from the registration requirements pursuant to Section 4(2) of the Securities Act.

Item 34. Indemnification of Trustees and Officers

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision that eliminates trustees’ and officers’ liability to the extent permitted by Maryland law and the NASAA REIT Guidelines.

Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The Maryland General Corporation Law (the MGCL) permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the MGCL, a Maryland corporation also may not indemnify for an adverse judgment in a suit in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification even though the director or officer did not meet the prescribed standard of conduct. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met. It is the position of the Securities and Exchange Commission that indemnification of trustees and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Our declaration of trust requires us to indemnify and advance expenses to our trustees, officers and advisor and our advisor’s affiliates and permits us to indemnify and advance expenses to our employees and agents to the extent permitted by Maryland law and the NASAA REIT Guidelines.

However, under our declaration of trust, we may not indemnify our trustees or our advisor and its affiliates for any liability or loss suffered by them or hold harmless our trustees or our advisor and its affiliates for any loss or liability suffered by us, unless all of the following conditions are met: (i) the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests; (ii) the person seeking indemnification was acting on our behalf or performing services for us; (iii) such liability or loss was not the result of (A) negligence or misconduct in the case of non-independent trustees, our advisor or our advisor’s affiliates or (B) gross negligence or willful misconduct in the case of independent trustees; and (iv) such indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the assets of our shareholders. Notwithstanding the foregoing, our trustees, our advisor and its affiliates and any persons acting as a broker-dealer may not be indemnified by us for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Our declaration of trust further provides that the advancement of funds to our trustees and our advisor and its affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on our behalf by the person seeking indemnification; (ii) the person seeking the advance provides us with written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification; (iii) the legal action is initiated by a third party who is not a shareholder or the legal action is initiated by a shareholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iv) the person seeking the advance undertakes to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such person is found not to be entitled to indemnification.

Prior to the commencement of the public offering of our shares, we will purchase and maintain insurance on behalf of all of our trustees and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Item 35. Treatment of Proceeds from Shares Being Registered

Not Applicable

Item 36. Financial Statements and Exhibits

(a) Financial Statements:  The list of the financial statements filed as part of this Registration Statement on Form S-11 is set forth on page F-1 of Pre-effective Amendment No. 1 to the Registration Statement on Form S-11 (Reg. No. 333-194162), as filed with the Securities and Exchange Commission on June 6, 2014.

(b) Exhibits:  The list of exhibits filed as part of this Registration Statement on Form S-11 is submitted in the Exhibit Index following the signature page herein.

Item 37. Undertakings

(a) We undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) We undertake (i) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment may be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (ii) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Securities and Exchange Commission in effect at the time such post-effective amendments are filed; and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) We undertake to send to each shareholder, at least on an annual basis, a detailed statement of any transactions with the advisor or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the advisor or its affiliates, for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(d) We undertake to file a sticker supplement pursuant to Rule 424(c) under the Securities Act during the distribution period describing each significant property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing shareholders. Each sticker supplement should disclose all compensation and fees received by the advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

(e) We undertake to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, for each significant property acquired and to provide the information contained in such report to the shareholders at least once each quarter after the distribution period of the offering has ended.

(f) We undertake that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(g) For the purpose of determining our liability under the Securities Act to any purchaser in the initial distribution of the securities, we undertake that in a primary offering of our securities pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, we will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of ours relating to the offering required to be filed pursuant to Rule 424 under the Securities Act; (ii) any free writing prospectus relating to the offering prepared by us or on our behalf or used or referred to by us; (iii) the portion of any other free writing prospectus relating to the offering containing material information about us or our securities provided by us or on our behalf; and (iv) any other communication that is an offer in the offering made by us to the purchaser.

(h) We undertake to provide to the shareholders the financial statements as required by Form 10-K for the first full fiscal year of our operations.

(i) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our trustees, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our trustees, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas, on the 24th day of July, 2014.

UNITED DEVELOPMENT FUNDING INCOME FUND V

By:	/s/ Hollis M. Greenlaw Hollis M. Greenlaw Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date
/s/ Hollis M. Greenlaw Hollis M. Greenlaw	Chief Executive Officer and Chairman of the Board of Trustees (Principal Executive Officer)	July 24, 2014
/s/ Cara D. Obert Cara D. Obert	Chief Financial Officer and Treasurer (Principal Financial Officer)	July 24, 2014
/s/ David A. Hanson David A. Hanson	Chief Operating Officer and Chief Accounting Officer (Principal Accounting Officer)	July 24, 2014
* Edward M. Weil, Jr.	Trustee	July 24, 2014
* Phillip K. Marshall	Trustee	July 24, 2014
* Eustace W. Mita	Trustee	July 24, 2014
* Steven J. Finkle	Trustee	July 24, 2014

*By: /s/ Hollis M. Greenlaw Hollis M. Greenlaw Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit
1.1**	Form of Exclusive Dealer Manager Agreement by and between United Development Funding Income Fund V and Realty Capital Securities, LLC
1.2**	Form of Soliciting Dealer Agreement of United Development Funding Income Fund V (included as Exhibit A to the Form of Exclusive Dealer Manager Agreement)
3.1**	Articles of Amendment and Restatement of United Development Funding Income Fund V
3.2*	Bylaws of United Development Funding Income Fund V
4.1**	Form of Subscription Agreement of United Development Funding Income Fund V (included as Exhibit B to the prospectus)
4.2**	Distribution Reinvestment Plan of United Development Funding Income Fund V (included as Exhibit C to the prospectus)
4.3**	Share Repurchase Program (incorporated by reference from the description under “Description of Shares — Share Repurchase Program” in the prospectus)
4.4*	Form of Escrow Agreement among United Development Funding Income Fund V, Realty Capital Securities, LLC and LegacyTexas Bank
5.1**	Opinion of Venable LLP as to the legality of the shares being registered
8.1**	Opinion of Morris, Manning & Martin, LLP as to tax matters
10.1*	Agreement of Limited Partnership of UDF V OP, L.P.
10.2**	Form of Advisory Agreement by and among United Development Funding Income Fund V, UDF V OP, L.P. and American Realty Capital Residential Advisors, LLC
10.3**	Form of Allocation Policy Agreement by and among United Development Funding, L.P., United Development Funding II, L.P., United Development Funding III, L.P., United Development Funding IV, United Development Funding Land Opportunity Fund, L.P., United Development Funding Income Fund V, UMTH Land Development L.P. and UDFH Land Development, L.P.
21.1*	Subsidiaries of United Development Funding Income Fund V
23.1**	Consent of Venable LLP (included in Exhibit 5.1)
23.2**	Consent of Morris, Manning & Martin, LLP (included in Exhibit 8.1)
23.3***	Consent of Whitley Penn LLP
24.1*	Power of Attorney (included on signature page)

*	Included as an exhibit to Registration Statement on Form S-11 (Reg. No. 333-194162) filed with the Securities and Exchange Commission on February 26, 2014.
**	Included as an exhibit to Pre-effective Amendment No. 1 to Registration Statement on Form S-11 (Reg. No. 333-194162), as filed with the Securities and Exchange Commission on June 6, 2014.
***	Filed herewith.